QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

April 16, 2003

NeoPharm, Inc.
150 Field Drive, Suite 195
Lake Forest, IL 60045

Re:
NeoPharm, Inc. 1998 Equity Incentive Plan

Ladies and Gentlemen:

        We have acted as counsel to NeoPharm, Inc. a Delaware corporation (the "Company"), and are issuing this opinion in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (the "Registration Statement") of an additional 2,500,000 shares of Common Stock, $0.0002145 par value (the "Shares"), of the Company issuable under the 1998 Equity Incentive Plan (the "Plan").

        With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        Based upon the foregoing, we are of the opinion that (i) the Shares are duly authorized, and (ii) upon the issuance of the Shares against payment therefor of an amount equal to at least the par value of each Share in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable. This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in law or regulation that may hereafter occur.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

BURKE, WARREN, MACKAY & SERRITELLA, P.C.

By: /s/ CHRISTOPHER R. MANNING
Christopher R. Manning, Esq.

QuickLinks

  Exhibit 5.1